Exhibit 99.1

BOSTON OMAHA ASSET MANAGEMENT, LLC, A WHOLLY OWNED SUBSIDIARY OF BOSTON OMAHA CORPORATION, ACQUIRES 100% OWNERSHIP INTEREST IN 24TH STREET ASSET MANAGEMENT, LLC

– BOAM increases ownership interest in 24th Street Asset Management, LLC from 48% to 100%.

May 1, 2023

Omaha, NE – (BusinessWire) – Boston Omaha Asset Management, LLC (“BOAM”), a wholly-owned subsidiary of Boston Omaha Corporation (NYSE:BOC) (“BOC” or the “Company”) has acquired the remaining ownership interest in 24th Street Asset Management, LLC (“24th Street”). Prior to the acquisition, BOAM owned a 48% beneficial interest in 24th Street. 24th Street serves as the general partner of two funds and several joint ventures, which invest via equity and debt in commercial real estate assets.

BOAM and Brendan Keating raised 24th Street’s first fund in Q1 2020. As of December 31, 2022, 24th Street has approximately $123 million of assets under management, inclusive of two closed-end funds and multiple joint ventures. Mr. Keating, along with Adam Peterson and Alex Rozek, BOC’s Co-Chief Executive Officers, serve as the Co-Managing Directors of BOAM.

Adam Peterson, BOC’s Co-Chief Executive Officer, commented on the acquisition of the remaining membership interests in 24th Street not previously owned by BOAM by noting that "This acquisition brings commercial real estate asset management activities, which has a track record spanning over a decade, under the BOAM umbrella. We could not be more excited to have Brendan on board, full-time, using all of his energy to build value for BOC shareholders. BOAM now has two verticals in which it manages funds as a wholly-owned-by-BOC general partner, commercial real estate with the acquisition of 24th Street and our BFR fund focused on purpose built residential rentals. We continue to believe BOAM can be an excellent source of raising capital next to our own capital at BOC, when new investment ideas exceed the size of our balance sheet or should be structured in a specific manner. The building of BOAM within BOC offers the opportunity for tremendous value creation for BOC shareholders in the long-term.”

Brendan Keating noted that “it immediately made sense when Adam and Alex approached me about BOAM acquiring the remaining membership interests in 24th Street. In any business I am involved in, I always seek alignment of interest, and this sale gets the team under one roof. Nothing will change in our day to day management of the current funds under management. But what I believe will change is having all of our efforts pulling in the same direction each day, for the benefit of BOC shareholders. While we are excited about the sale, our philosophy is “head down and keep grinding” in an effort to produce favorable investment results for our partners and for BOC.”

Mr. Keating further noted that nothing is expected to change in the operations of 24th Street, but for the name. The new division will now be referred to as Boston Omaha Commercial Real Estate. Agus Alamsjah, who has worked with Mr. Keating since July 2014, will also be working full-time at BOAM as Director of Commercial Real Estate.

The aggregate purchase price paid to the sellers named in the MIPA (the “Sellers”) consists of $2,759,072 in cash at closing, an additional $1,254,102 in cash subject to holdback (the “Holdback Amount”), and an aggregate of 45,644 shares of BOC Class A common stock (the “BOC Shares”). The BOC Shares issued in the transaction are unregistered and have no registration rights. The Holdback Amount is subject to release if distributions paid to 24th Street pursuant to 24th Street’s gross profits interest (carried interest) held in certain entities (collectively, the “Funds”), minus certain compensation bonuses payable (such net amount, the “Net Promote Amount”), exceed $7,226,672 but are less than or equal to $9,635,562 (the “Earn-Out Threshold”). If the Net Promote Amount exceeds the Earn-Out Threshold, the Sellers will receive 25% of the amount of such excess until the Funds are liquidated or dissolved at which point the Sellers’ right to any Earn-out Payment shall extinguish and the Holdback shall expire.

The three members of BOC’s Audit and Risk Committee reviewed and unanimously approved the transaction as the transaction involves Mr. Keating, a director of BOC and a co-managing director of BOAM, who beneficially owned 92% of the 24th Street membership interests that were sold by the Sellers to BOAM in this transaction.

Forward-Looking Statements

Any statements in this press release about the Company’s future expectations, plans and prospects, including statements about our financing strategy, future operations, future financial position and results, market growth, total revenue, as well as other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. The Company may not actually achieve the plans, intentions or expectations disclosed in the Company’s forward-looking statements, and you should not place undue reliance on the Company’s forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements the Company make as a result of a variety of risks and uncertainties, including risks related to the Company’s estimates regarding the potential market opportunity for the Company’s current and future products and services, the impact of the COVID-19 pandemic, the competitive nature of the industries in which we conduct our business, general business and economic conditions, our ability to acquire suitable businesses, our ability to successfully integrate acquired businesses, the effect of a loss of, or financial distress of, any reinsurance company which reinsures the Company’s insurance operations, the risks associated with our investments in both publicly traded securities and privately held businesses, our history of losses and ability to maintain profitability in the future, the Company’s expectations regarding the Company’s sales, expenses, gross margins and other results of operations, and the other risks and uncertainties described in the “Risk Factors” sections of the Company’s public filings with the Securities and Exchange Commission (the “SEC”) on Form 10-K for the year ended December 31, 2022, as well as other risks and uncertainties which may be described in any subsequent quarterly report on Form 10-Q filed by the Company and the other reports the Company files with the SEC. Copies of our SEC filings are available on our website at www.bostonomaha.com. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof. The Company anticipates that general economic conditions and subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

24th Street is an independent investment advisor registered with the State of Nevada. More information about 24th Street including its investment strategies, fees, and objectives can be found in its ADV Part 2, which is available upon request.

Our investor relations website is https://investor.bostonomaha.com/

Contact Information

Mark Burgers

402-403-3771

contact@bostonomaha.com